Filed Pursuant to Rule 433
Registration No. 333-252342

Term Sheet
August 10, 2021

Issuer:	Toyota Motor Credit Corporation
Security:	Floating Rate Medium-Term Notes, Series B
Issuer Senior Long-Term Debt Ratings:	Moody’s Investors Service, Inc.: A1 (stable outlook) S&P Global Ratings: A+ (stable outlook) Fitch Ratings: A+ (stable outlook)
CUSIP:	89236TJL0
Trade Date:	August 10, 2021
Original Issue Date:	August 13, 2021 (T+3)
Stated Maturity Date:	August 15, 2022
Principal Amount:	$1,650,000,000 (may be increased prior to the Original Issue Date)
Price to Public:	100.000%
Commission:	0.030% in the case of BofA Securities, Inc. 0.150% in the case of Toyota Financial Services Securities USA Corporation
Net Proceeds to Issuer:	99.970% / $824,752,500 in the case of BofA Securities, Inc. 99.850% / $823,762,500 in the case of Toyota Financial Services Securities USA Corporation
Interest Rate Basis:	SOFR
Spread:	+15 basis points
Minimum Interest Rate:	0.000%
Interest Payment Frequency:	Monthly
Initial Interest Rate:	The initial interest rate will be based on SOFR determined as of August 11, 2021 plus the Spread.
Interest Payment Dates:	Each January 15, February 15, March 15, April 15, May 15, June 15, July 15, August 15, September 15, October 15, November 15 and December 15, beginning on September 15, 2021 (long first coupon) and ending on the Stated Maturity Date.
Interest Reset Dates:	Each U.S. Government Securities Business Day in the relevant Interest Payment Calculation Period. The first interest reset date shall be the Original Issue Date and thereafter, each U.S. Government Securities Business Day.
Interest Determination Date: Interest Payment Calculation Period:

The second U.S. Government Securities Business Day preceding the relevant Interest Reset Date.

The period from and including one Interest Payment Date to but excluding the immediately following Interest Payment Date, provided that the first Interest Payment Calculation Period shall be from and including the Original Issue Date to but excluding the first Interest Payment Date.

Day Count Convention:	Actual/360
Business Day Convention:	Modified Following, adjusted
Business Days:	New York and U.S. Government Securities Business Day
Governing Law:	New York
Calculation Agent:	Deutsche Bank Trust Company Americas
Minimum Denominations:	$1,000 and $1,000 increments thereafter
Agents/DTC Numbers:	BofA Securities, Inc./#0773 Toyota Financial Services Securities USA Corporation/#0443
Concurrent Offering:	Concurrently with this offering of the notes, the Issuer is also offering by means of a separate term sheet $950,000,000 aggregate principal amount of Floating Rate Medium-Term Notes due February 13, 2023 (the “2023 Notes”). This term sheet does not constitute an offer to sell, or the solicitation of an offer to buy, any of the 2023 Notes. Any offering of the 2023 Notes may be made only by means of a prospectus and related prospectus supplement.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal at any time.

This term sheet supplements the prospectus supplement dated January 25, 2021 and the related prospectus dated January 22, 2021; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the prospectus supplement and the related prospectus.

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The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the related prospectus and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322 or Toyota Financial Services Securities USA Corporation toll-free at 1-800-292-1147.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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